Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement is entered into on March 29, 2021, by and among Goggo Network GmbH, Jazzya Investments SL and Mr. Martín Varsavsky Waisman-Diamond (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to ordinary shares of Levere Holdings Corp. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

/s/ Martín Varsavsky Waisman-Diamond
Martín Varsavsky Waisman-Diamond

GOGGO NETWORK GMBH

By:	/s/ Martín Varsavsky Waisman-Diamond
Name: Martín Varsavsky Waisman-Diamond
Title: Chief Executive Officer

JAZZYA INVESTMENTS SL

By:	/s/ Martín Varsavsky Waisman-Diamond
Name: Martín Varsavsky Waisman-Diamond
Title: Director